Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-202244), filed on February 24, 2015, Form S-8 (No. 333-196464) filed on June 2, 2014, Form S-3 (No. 333-196468), filed on June 2, 2014, of Tenax Therapeutics, Inc. and Subsidiary, formerly, Oxygen Biotherapeutics, Inc. (the “Company”) of our report dated July 14, 2015, with respect to the consolidated financial statements and internal controls of the Company included in the Company’s Annual Report on Form 10-K, as of and for the years ended April 30, 2015 and 2014 filed on July 14, 2015.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina
July 14, 2015